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Exhibit 10.25.2

Amendment 1 to
First Amendment and Restatement of
Alliant Techsystems Inc. 2000 Stock Incentive Plan

        The Alliant Techsystems Inc. First Amendment and Restatement of 2000 Stock Incentive Plan (effective March 21, 2000) (the "Plan") is hereby amended as follows, effective April 24, 2001:

        (1)    Section 4(a) is amended to increase the shares available under the Plan by an additional 100,000 shares of Common Stock; and

        (2)    Section 6(a)(i) is amended to add a sentence to the end so that Section 6(a)(i), as so amended, reads in its entirety as follows:

        "(i)    Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option. Notwithstanding the foregoing, the Committee in its discretion may determine a price per Share of less than Fair Market Value if such grant is in substitution for a stock option granted by an entity merger with or acquired by the Company or an Affiliate and such grant is made in connection with such merger or acquisition."

        Capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Plan.

        Except as expressly amended herein, the Plan shall remain in full force and effect in accordance with its terms and provisions as in effect on the effective date of this Amendment 1.

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Amendment 1 to First Amendment and Restatement of Alliant Techsystems Inc. 2000 Stock Incentive Plan